UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2008 (December 9, 2008)

Nyer Medical Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-20175	01-0469607
(Commission File Number)	(IRS Employer Identification No.)

1292 Hammond Street, Bangor, Maine	04401
(Address of Principal Executive Offices)	(Zip Code)

(207) 942-5273
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐  Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01  Entry into a Material Definitive Agreement

On December 9, 2008, D.A.W., Inc. d/b/a Eaton Apothecary (“DAW”) (a wholly owned subsidiary of Nyer Medical Group, Inc. (“Nyer”)), entered into an agreement with Massachusetts CVS Pharmacy L.L.C. (“CVS”), whereby DAW agreed to sell the inventory and prescription lists of its store located in Topsfield, Massachusetts.  The selling price, to be paid in cash, is to be the value of the inventory at cost (not to exceed $430,000) as determined by an outside inventory taking firm plus $500,000 for the prescription lists.  DAW simultaneously entered into a non-competition agreement with CVS whereby it agreed not to compete with CVS for 3 years within a 10-mile radius of the CVS’ store located in Danvers, Massachusetts excluding 2 currently operating Eaton Apothecary pharmacies.  Nyer guaranteed the representations and warranties of DAW.   The sale is expected to close by the end of 2008, following the inventory taking.

Copies of the asset purchase and sale agreement between DAW and CVS and a form of the guaranty by Nyer are attached as Exhibits 10.1 and 10.2, respectively, to this report and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

10.1	Asset Purchase and Sale Agreement, dated December 9, 2008, between DAW and CVS.
10.2	Form of Stockholder Guaranty by Nyer to CVS.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  For example, the description regarding the expected closing time for the sale involves a forward-looking statement. The closing of the sale is subject to a satisfactory and timely inventory taking, as well as to an agreement by DAW’s landlord not to sell or lease the store to certain competitors; these conditions may be delayed or may not occur, causing the closing to occur at a later date than expected or not at all.   Except as required by law, Nyer undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nyer Medical Group, Inc.

Date: December 15, 2008	By: /s/ Mark Dumouchel
Mark Dumouchel
President and C.E.O.